Exhibit 10.20

DATED 26 MAY 2026

BETWEEN

VCI GLOBAL LIMITED

(COMPANY NO. 2035574)

AND

DATO’ HOO VOON HIM

(PASSPORT NO. A54837225)

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 26 May 2026.

BETWEEN:

1.	VCI GLOBAL LIMITED (BVI Company No. 2035574), a company incorporated in the British Virgin Islands with business address Suite 33.03 of Level 33, Menara Exchange 106, Lingkaran TRX, Tun Razak Exchange 55188 Kuala Lumpur, Malaysia, listed on the NASDAQ stock exchange (“Company”); and

2.	DATO’ HOO VOON HIM (PASSPORT NO. A54837225), an individual residing at 87 Lorong Buluh Perindu 1, Taman SA Bangsar, 59000 Kuala Lumpur, Malaysia (“Subscriber”),

(each a “Party” and collectively, the “Parties” or where the context permits or requires, any one or both of them).

WHEREAS:

The Company wishes to issue and the Subscriber wishes to subscribe the ordinary shares of the Company for the Subscription Amount (as defined below) subject to the conditions set out in this Subscription Agreement.

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Agreement”	means this Subscription Agreement;

“Business Day”	means a day other than a Saturday, Sunday, or a public holiday when commercial banks are open for business in the Federal Territory of Kuala Lumpur, Malaysia;

“Confidential Information”	means any information which is proprietary and confidential to the Company and the Subscriber including but not limited to the terms and conditions of this Agreement, any of the trade secrets or confidential operations or processes carried on or used by the Company and the Subscriber, any information concerning the organisation, business, finances, transactions or affairs of the Company and the Subscriber, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its documentation, manuals, budgets, financial statements or information, accounts, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technical or other information relating to the marketing, sale or supply or proposed marketing, sale or supply of any products or services by the Company and the Subscriber, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Communication”	has the meaning ascribed to it in Clause 9.1;

“Company” or “VCIG”	has the meaning ascribed to it in Recital 1;

“Completion”	means completion of the subscription of the Shares in accordance with Clause 3

“Nasdaq”	means the National Association of Securities Dealers Automated Quotations;

“SEC”	means the Securities and Exchange Commission;

“Shares”	means the total number of ordinary shares of the Company to be issued pursuant to this Subscription Agreement;

“Subscription Amount”	means USD870,000 (United States Dollar Eight Hundred and Seventy Thousand only), the subscription amount payable by the Subscriber to the Company for the subscription of the Shares;

“Term”	has the meaning ascribed to it in Clause 4; and

“VCIG Shares”	means the ordinary shares of the Company.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa, words importing any gender include every gender and references to time shall mean Malaysia time (MYT);

(b)	words denoting a gender include every gender;

(c)	words denoting natural persons include bodies corporate and unincorporated;

(d)	reference to clauses and schedules are to clauses and schedules to this Agreement;

(e)	references to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation or any legislative provision substituted for, and all regulations and statutory instruments issued under such legislation and/or provision;

(f)	clause headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(g)	where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(h)	references to a Party to this Agreement or any other agreement or instrument shall include that Party’s successors and permitted assigns;

(i)	references to USD or “$” shall be taken as referring to amounts in United States currency;

(j)	all schedules to this Agreement and its recitals shall form an integral part of this Agreement;

(k)	the words “written” and “in writing” include any means of visible reproduction; and

(l)	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2.	AGREEMENT TO SUBSCRIBE FOR THE SUBSCRIPTION SHARES

2.1	Subject to the terms and conditions of the Agreement, the Subscriber shall subscribe for the Shares and the Company shall issue the Shares for the Subscription Amount.

2.2	For the avoidance of doubt, the Subscription Amount shall be payable on the date of this Agreement.

2.3	The Company shall issue the Shares to the Subscriber within five (5) days after receiving the Subscription Amount from the Subscriber.

2.4	The subscription price for the Shares shall be $1.33 per share, being the closing price of the Company’s ordinary shares on Nasdaq as of the trading day immediately preceding the date of this Agreement.

2.5	The Shares shall be issued on a restricted basis for a period of six (6) months from the date of its issuance pursuant to Rule 144 of the Securities Act of 1933 of the United States.

3.	COMPLETION

3.1	Completion of the subscription of the Subscription Shares shall take place at such location, time or date as may be agreed between the Parties in writing.

3.2	Upon due fulfilment of the Subscriber’s obligations under Clause 2.2, the Company shall ensure all such shares are allotted and issued to the Subscriber.

3.3	If the obligations under Clause 2 are not fully complied with by the Subscriber within ten (10) days of the date of this Agreement, the Company shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Subscriber served on such date:

(a)	to terminate this Agreement (other than the surviving provisions) without liability on its part;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new date for Completion in which case the provisions of this Clause 3 shall apply to Completion as so deferred but provided such deferral may only occur once.

4.	AUTHORISATION

4.1	Pursuant to the terms of this Agreement, the Subscriber hereby authorise the Company the authority to do all acts necessary in accordance with the terms of this Agreement and to execute all required documents in connection with the subscription of the Shares, for the performance of its obligations under this Agreement.

4.2	The Company shall have the power to delegate all or any part of its duties, functions, rights and powers to such officers, employees, affiliates, agents and representatives of the Company as it may deem appropriate.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Subscriber hereby represents and warrants to the Company that:

(a)	the Subscriber has full power and authority, without any further consent of any other person, to enter, execute, deliver and perform the terms and conditions of this Agreement;

(b)	all acts, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents from third parties) in order to authorize, empower and enable it to lawfully enter into, exercise its rights and perform its obligations under this Agreement have been taken, fulfilled and done;

(c)	this Agreement constitutes valid, legal and binding obligations on the Subscriber, enforceable in accordance with its terms;

(d)	the execution and delivery of this Agreement and performance of the obligations contained herein by the Subscriber will not violate any applicable laws or documents to which the Subscriber is a party or by which they are bound; and

(e)	the Subscriber has not committed any act of bankruptcy or is an adjudicated bankrupt, and there does not exist any bankruptcy / winding-up proceeding or petition against the Subscriber.

5.2	The representations and warranties given hereunder shall be separate and independent and shall be true and correct as at the date of this Agreement in all material respects.

6.	TERMINATION

6.1	The Company shall be entitled to terminate this Agreement immediately if:

(a)	the Subscriber fails to observe or perform any of its obligations herein;

(b)	in the case of a breach capable of being remedied, the Subscriber fails to remedy any such breach within one (1) month from the date of the receipt of the notice from the Company requesting the Subscriber to remedy the breach;

(c)	any order is made or a resolution is passed for the bankruptcy, winding-up or dissolution of the Subscriber;

(d)	the Subscriber suspends payment of its debts or are (or is deemed to be) unable to pay its debt; or

(e)	an administrator or receiver or liquidator is appointed over, or any distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of the Subscriber.

6.2	Upon Termination, neither party shall have any further claims or actions whatsoever against the other under or arising out of this Agreement.

7.	NOTICES

7.1	Service of Notice

Except as stipulated otherwise in this Agreement, a notice, letter or other communication required or permitted (“Communication”), under this Agreement or by any written law related, ancillary or incidental to this Agreement, shall be served to the other Party in a manner as follows:

(a)	by personal delivery by leaving the Communication at the Party’s current address for service;

(b)	by mailing the original copy of the Communication via prepaid registered post or by courier addressed to that Party at the Party’s current address for service;

(c)	by facsimile; or

(d)	by attaching the scanned copy of the Communication in an email message and sending said email message to the Party’s current email address.

7.2	Particulars for Services

(a)	The particulars for service of the Company, for the purpose of this clause, are as stipulated above.

(b)	The particulars for service of the Subscriber, for the purpose of this clause, are as stipulated above.

(c)	The Parties may change its particulars for service by way of written notice to the other.

7.3	Time of Service

A Communication is deemed served:

(a)	if served personally or left at the Party’s current postal address for service, upon service;

(b)	if posted by registered post via courier to a Malaysian address, two (2) Business Days after posting, and in any other case, five (5) Business Days after posting;

(c)	if posted by registered post within Malaysia to a Malaysian address, five (5) Business Days after posting, and in any other case, ten (10) Business Days after posting;

(d)	if served by email, at the time transmission of such email provided always that the scanned copy of the Communication is attached therein and the sender has not received a failed or undeliverable message from the host provider of the recipient within twenty-four (24) hours from the time of transmission of the email; and

(e)	if a Party receive Communication by method (a) and (c) after 1700 hours local time of the place of receipt, the service is deemed completed at 0900 hours local time on the next Business Day.

8.	MISCELLANEOUS

8.1	Governing Laws and Jurisdiction

(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including without limitation any non-contractual obligations) shall be governed by and construed in accordance with the laws of Malaysia.

(b)	The courts of Malaysia shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

(c)	In the event any dispute arises that is unresolved and requires legal action, then either shall be entitled to give the other party a notice of dispute, sufficiently identifying and providing the details of the dispute. Both parties hereby agree in good faith to have the matter resolved by way of mediation before any legal proceedings (without prejudice settlement).

8.2	Time

Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

8.3	Waiver and Exercise of Rights

(a)	A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other and/or subsequent exercise of that right or the exercise of any other right.

(b)	No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

8.4	Further Assurance

The Parties covenant that they will each respectively sign, execute, do and procure all other persons or companies, if necessary, to execute and do all such further deeds, assurance, acts and things as may be necessary to give valid effect to the terms and conditions of this Agreement.

8.5	Successors and Assigns

(a)	This Agreement shall be binding on and shall ensue for the benefit of each Party’s successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

8.6	Counterparts

This Agreement may be signed in counterparts. If signed by the Parties in respective counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.7	Illegality and Severability of Provisions

(a)	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect the legality, validity or enforceability of this Agreement as a whole under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

(b)	If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

(c)	If it is not possible to read down the provision as required in this clause, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or any of the other provisions in this Agreement.

8.8	Costs and Expenses

The Parties shall bear their respective legal costs and expenses with respect to the negotiation, preparation and execution of this Agreement and other documents related, ancillary and incidental to this Agreement. Any stamp duty related to Agreement and other documents related, ancillary and incidental to this Agreement shall be borne by the Subscriber.

8.9	Assignment of this Agreement

No Party shall assign, novate, transfer, mortgage, charge, subcontract, or deal in any other manner with any of its rights and obligations under this Agreement unless otherwise agreed in writing, by the other Party.

8.10	Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter and supersedes any prior written or oral agreement between them relating to it and may not be modified except in writing and signed by all Parties.

8.11	Disclosures or Announcements

Except for disclosures required by law, any court of competent jurisdiction or pursuant to any enquiry or investigation by any governmental agency or authority of Malaysia which is lawfully entitled to require any such disclosure or to the Parties’ professional advisers, the Parties agree that the Confidential Information shall be held in strict confidence by each Party and its respective officers, employees, agents and servants other than such information which is or becomes available to the public by publication or otherwise through no fault of the recipient Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

COMPANY

Signed by ANG ZHI FENG	)
authorised signatory for and on behalf of	)
VCI GLOBAL LIMITED	)
(Registration No. 2035574))
/s/ ANG ZHI FENG
Chief Financial Officer

SUBSCRIBER

Signed by DATO’ HOO VOON HIM	)
)
)
)
/s/ Hoo Voon Him
Name: Dato’ Hoo Voon Him